SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2008

WORLDSPACE, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF DELAWARE	000-51466	52-1732881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8515 Georgia Avenue, Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

(301) 960-1200

(Registrant’s telephone number, including area code)

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

The information disclosed under Item 5.02 hereof is incorporated by reference into this Item 1.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 1, 2008, the Company and Gregory B. Armstrong, co-Chief Operating Officer of the Company, reached a mutual agreement with respect to Mr. Armstrong’s departure from the Company. In connection with Mr. Armstrong’s departure, the Employment Agreement dated as of May 12, 2006 between Mr. Armstrong and the Company was terminated as of August 1, 2008. The Company and Mr. Armstrong have agreed that, in connection with the departure:

•

Subject to approval by the Company’s Board of Directors, the vesting of 50,000 shares of restricted stock will be accelerated. The 50,000 shares were part of a grant of performance-based restricted stock awards granted to Mr. Armstrong at the time he joined the Company. All other outstanding equity awards will be cancelled, effective immediately.

•	The Company will pay Mr. Armstrong all accrued vacation pay as of August 1, 2008, in the amount of $50,920.

•

Mr. Armstrong agrees, for a period of one year following his departure from the Company, not to compete with the Company, directly or indirectly, in any satellite radio business outside the US in connection with research, development, consulting, manufacturing, purchasing, accounting, engineering, marketing, merchandising or selling of any conflicting product or service, directly or indirectly.

In addition, on August 1, 2008, the Company received from Alexander P. Brown, the other co-Chief Operating Officer of the Company, a notice terminating the Employment Agreement dated as of May 12, 2006 between Mr. Brown and the Company. The Company and Mr. Brown are in discussions as to any compensation payable to Mr. Brown in connection with such determination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2008

WORLDSPACE, INC. (Registrant)

By:	/s/ Donald J. Frickel
Name: Donald J. Frickel Title: Executive Vice President